April 2008 Pricing Sheet dated April 18, 2008 relating to Preliminary Terms No. 592 dated March 28, 2008 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities

Buffered Securities based on the Financial Select Sector SPDR Fund due April 25, 2011
PRICING TERMS – APRIL 18, 2008
Issuer:	Morgan Stanley
Maturity date:	April 25, 2011
Underlying shares:	Shares of the Financial Select Sector SPDR Fund
Aggregate principal amount:	$1,672,000
Payment at maturity per Buffered Security:	▪ If the final share price is greater than the initial share price: $1,000 + upside payment
▪ If the final share price is less than or equal to the initial share price but has decreased by an amount less than or equal to the buffer amount of 20% from the initial share price: $1,000
▪ If the final share price is less than the initial share price and has decreased by an amount greater than the buffer amount of 20% from the initial share price:
($1,000 x share performance factor) + $200
This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the Buffered Securities pay less than $200 per Buffered Security at maturity.
Share percent increase:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Upside payment:	$1,000 x participation rate x share percent increase
Initial share price:	$26.47, the closing price of one share of the underlying shares on the pricing date
Final share price:	The closing price of one share of the underlying shares on the valuation date times the adjustment factor
Valuation date:	April 20, 2011, subject to postponement for certain market disruption events
Participation rate:	100%
Buffer amount:	20%
Maximum payment at maturity:	There will be no maximum payment at maturity on the Buffered Securities.
Minimum payment at maturity:	$200 per Buffered Security (20% of the stated principal amount of the Buffered Securities)
Interest:	None
Stated principal amount:	$1,000 per Buffered Security
Issue price:	$1,000 per Buffered Security
Pricing date:	April 18, 2008
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Original issue date:	April 25, 2008
CUSIP:	6174465H8
Minimum ticketing size:	20 Buffered Securities
Listing:	The Buffered Securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Buffered Security	$1,000	$24	$976
Total	$1,672,000	$40,128	$1,631,872

(1)  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms No. 592 dated March 28, 2008
Amendment No. 2 to Prospectus Supplement for PLUS dated October 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.